FIRST AMENDMENT TO
ALON USA ENERGY, INC.
RESTRICTED STOCK AWARD AGREEMENT

WHEREAS, Jimmy C. Crosby (the "Participant") is an employee of Alon USA Energy, Inc., a Delaware corporation (the "Company") or one of its Subsidiaries, and a Participant within the meaning of the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan (the "Plan");
WHEREAS, a grant of restricted shares evidenced by that certain Restricted Stock Award Agreement by and between the Company and Participant, dated August 6, 2014 (the "Agreement”);
WHEREAS, the Company and Participant hereby agree to amend the Agreement as follows:
1.Terms not defined in this First Amendment to Restricted Stock Award Agreement (this "First Amendment") have the meanings set forth in the Agreement.
2.Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b)    Full Vesting Upon Certain Events. Notwithstanding the provisions of Section 3(a), the Participant will acquire a vested interest in, and the restrictions on voting and the right to receive dividends set forth in Section l(b) and the restrictions on transfer set forth in Section 2 will lapse with respect to, all of the granted but nonvested Restricted Shares in the event of (i) the involuntary termination (including disability or death) of the Participant's employment with the Company and its Subsidiaries for a reason other than Cause, (ii) the voluntary termination of employment with the Company and its Subsidiaries by the Participant for Good Reason, within the 24-month period following the occurrence of a Change in Control meeting the definition thereof set forth in Sections 8(b)(i) -8(b)(iv); or (ii) the voluntary termination of employment with the Company and its Subsidiaries by the Participant, with or without Good Reason, within the six-month period following the occurrence of a Change in Control meeting the definition thereof set forth in Section 8(b)(v).
3.Section 8(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:
(iv)the adoption of a plan relating to the liquidation or dissolution of the Company; or
4.A new Section 8(b)(v) is hereby added to the Agreement as follows:
(v)the involuntary removal of Paul Eisman, in his capacity as President and Chief Executive Officer of the Company, or the removal or resignation of David Wiessman, in his capacity as Chairman of the Board of the Company.

5.Except as may be specifically modified herein, the terms and conditions of the Agreement remain in full force and effect, unaffected by the execution and delivery of this First Amendment.
The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and the Agreement, as amended by this First Amendment. The Committee, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the Agreement as amended hereby.

ALON USA ENERGY, INC.

ACCEPTED:

/s/ Jimmy C. Crosby	By:	/s/ Paul Eisman
Signature of Participant	Name:	Paul Eisman
	Title:	President